CONTRIBUTION AGREEMENT


         THIS CONTRIBUTION AGREEMENT is made and entered on March 19, 1997, and effective as of March 1, 1997, by and between ASHBURN FARMS VILLAGE CENTER, L.L.C., a Virginia limited liability company (the "Contributor") and FIRST WASHINGTON REALTY LIMITED PARTNERSHIP, a Maryland limited partnership (hereinafter referred to as "FWRLP").

                              W I T N E S S E T H:

         WHEREAS, the Contributor is the record and beneficial owner of all of that certain real property containing approximately 10.2 acres and located in Loudoun County, Virginia, as more particularly described on Exhibit A attached hereto (the "Land"), together with a shopping center known as Ashburn Farms Village Center and containing approximately 88,965 square feet of rentable area and all other buildings and improvements situated thereon (collectively, the "Building") and all personal property and fixtures located therein (the "Personalty"), and all appurtenances, rights, easements, rights-of-way, tenements and hereditaments incident thereto (the "Additional Property") (the Land, Building, Personalty and Additional Property are hereinafter collectively referred to as the "Property"); and

         WHEREAS, Contributor and FWRLP desire to enter into this Agreement relating to the contribution by Contributor to FWRLP and/or an affiliate thereof, of the Property in exchange for certain interests in FWRLP.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Contribution. Subject to the terms and conditions set forth in this Agreement, Contributor and FWRLP agree to the contribution by Contributor to FWRLP (the "Contribution") of all of the Property.

         2.       Consideration.

                  (a) (i) Effective upon the Contribution of the Property to FWRLP (i.e., at Closing), the Contributor (or its Members) shall be admitted to FWRLP as additional limited partners in accordance with Section 12.2 of the First Amended and Restated Agreement of Limited Partnership of FWRLP dated as of June 27, 1994 (the "FWRLP Partnership Agreement"). In consideration of the Contribution of the Property, FWRLP shall (i) issue 93,571 Common Units (as defined in the FWRLP Partnership Agreement) to the Contributor, (ii) subject to
Section 2(b), below, take the Property subject to (A) the Contributor's obligations with respect to the outstanding principal balance of the existing $6,400,000 construction loan made by The First National Bank

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of Maryland ("FNBM") to the Contributor (the "FNBM Loan") (which balance,  as of
February 1, 1997, was equal to $5,189,260.00) (the "Principal Balance"), and (B) the obligation of the Contributor to repay those certain advances in the amount
of  $983,334.00  and  $491,667.00   made  by  Stuart  Malone  and  Joe  Thomson,
respectively,  to the  Contributor,  plus all  interest  accrued  thereon to the
Closing  (collectively,   the  "Malone/Thomson  Advance").  If  the  outstanding
principal balance of the FNBM Loan and the Malone/Thomson Advance, and any accrued and unpaid interest thereon, at Closing is less than or greater than $7,700,000, then the total Units to be issued to Contributor shall be increased or decreased, respectively, by an amount equal to the difference divided by the Unit Price.

                           (ii)     The Common Units to be issued to the
Contributor shall be issued at the following times and the following amounts:

                                    (A)     70,711 of the Common Units shall be
issued to the Contributor at the Closing.

                                    (B)     22,860 of the Common Units shall be
issued to the Contributor  upon the earlier to occur of the  following
(the "Second Issuance Date"): (i) closing of the sale by FWRLP of that certain parcel of land containing approximately 0.7 acres, as more particularly described in Exhibit A-1 attached hereto (the "Pad Site"), or
(ii) FWRLP enters into a lease of the Pad Site and the tenant thereunder actually commences paying rent under said lease, or (iii) the date which is three (3) years after the Closing Date.

                           (iii)    Contributor shall have the right to
distribute the Units received  by it  under  this  Agreement  to  its  members
(the  "Members"),  as identified  on  Exhibit  M  attached  hereto.   Unless
otherwise   directed  by Contributor,  the Units issuable  under this  Agreement to Contributor will be issued directly to the Members of Contributor in the proportions set forth on Exhibit M and the Members shall be admitted to FWRLP as limited partners at the Closing.

                  (b) (i) At or immediately after Closing, FWRLP shall repay the Malone/Thomson Advance to Malone and Thomson. In addition, nothing set forth above shall be construed to prohibit FWRLP from closing, immediately after Closing under this Agreement is fully effective, on a permanent loan which will have the effect of refinancing the FNBM Loan.

                           (ii)     The Property is presently encumbered by a
Deed of Trust and Security Agreement ("Mortgage") from the Contributor, as debtor, for the benefit of FNBM, as secured party (the "Lender"), which Mortgage secures an original principal indebtedness of $6,400,000.00 with interest thereon payable over the term thereof (which initial term ends on January 1, 1998, subject to three one (1) year extension options), as evidenced by a Note from the Contributor to Lender ("Note"). The Mortgage and Note and all documents and instruments executed in connection

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therewith are collectively  referred to as the "FNBM Loan Documents."  Copies of the Mortgage and Note are attached hereto as Exhibits Q and R, respectively.

                           (iii)        If FWRLP elects to take the Property
subject to the FNBM Loan, then at Closing, the Contributor shall execute an estoppel certificate in favor of FWRLP certifying that, to the best knowledge of the Contributor, there is no default, or event of default which with notice or lapse of time, or both, would constitute a default under the FNBM Loan.

                  (c) The Contributor and FWRLP will settle any pro rations and closing adjustments as provided in this Agreement as follows: (i) if Contributor owes the same, on a net basis, to FWRLP, through a reduction in Units in an amount equal to the net adjustment divided by $21.00 per Common Unit (the "Unit Price"), rounded to the nearest one (1), to be delivered at the Closing, and
(ii) if FWRLP owes the same, on a net basis, to Contributor, through (A) an increase in the agreed initial Gross Asset Value (as such term is defined in FWRLP's Partnership Agreement) of the Property in an amount equal to the net adjustment and (B) the issuance of additional Common Units in an amount equal to the net adjustment divided by the Unit Price, rounded to the nearest one (1), to be delivered at the Closing. Contributor acknowledges and agrees that the Units will not be redeemable for cash or exchangeable for common stock of the REIT for a period of thirteen (13) months after the Closing Date (with respect to the Units issued pursuant to Section 2(a)(ii)(A)) and for a period of thirteen (13) months after the Second Issuance Date (with respect to the Units issued pursuant to Section 2(a)(ii)(B)), all as more fully discussed in the Confidential Information Statement (as hereinafter defined), as supplemented through the date hereof.

                  (d) Upon written notice to FWRLP prior to Closing, the Contributor may elect to receive Series B Preferred Units (as defined in the FWRLP Partnership Agreement) in place of some or all of the Common Units otherwise issuable to the Contributor hereunder, based on an exchange rate of
0.78 Preferred Units for each Common Unit otherwise issuable hereunder (the Common Units and the Preferred Units are hereinafter collectively referred to as the "Units").

                  (e) In the event that (i) FWRLP sells the Pad Site or (ii) enters into a lease of the Pad Site with a net effective base rent payable to FWRLP (i.e., net of any leasing commissions in excess of $30,000 and tenant improvements and/or allowances, etc.) of at least $50,000 per annum [or if the lease of the Pad Site requires FWRLP to construct a building thereon at FWRLP's expense, then the net effective annual base rent must be at least $50,000 plus 12.5% times the aggregate cost of constructing the building on the Pad Site (hard and soft costs)], then Contributor shall have the right to participate in the development of the possible second pad site, as more particularly described in Exhibit A-2 attached hereto (the "Second Pad Site"), on a 50/50 basis (i.e., all costs of developing the Second Pad Site and all net cash flow generated by the Second Pad Site will be shared equally). Contributor must exercise its right to participate in the Second Pad Site by giving written notice thereof to FWRLP within ten (10) days after delivery of written notice from FWRLP to the Contributor that FWRLP intends to develop the Second Pad Site and the terms thereof. If Contributor does not elect to participate or fails to so elect within the time period set forth above, than all of the rights to participate granted to Contributor (and its Members) herein shall terminate and be null and void and of no further force or effect. If Contributor timely elects to participate in the development of the Second Pad Site as set forth above, then FWRLP and Contributor will form a joint venture (or other entity mutually agreeable to the parties) which will lease the Second Pad Site from FWRLP for a period of ninety-nine (99) years at a rental of One Dollar ($1.00) per year. The terms of the joint venture agreement between FWRLP and the Contributor will provide that FWRLP shall be the managing partner and all decisions with respect to the development, leasing, management and operation of the Second Pad Site shall be made by FWRLP, in its sole discretion. In addition, the decision of whether or not and when to lease and develop the Second Pad Site will be made in FWRLP's sole discretion. Contributor hereby assigns its rights to participate in the development of the Second Pad Site to its Members. Notwithstanding the foregoing, if prior to the development of the Second Pad Site FWRLP sells or otherwise disposes of the Property (which includes the Second Pad Site) to a third party in a bona fide transaction, then any and all rights granted to Contributor (and its Members) herein to participate in the development of the Second Pad Site shall terminate upon the closing of such sale or other disposition, and shall be null and void and of no further force or effect.

                  (e)      Intentionally Omitted.

                  (f) Attached hereto as Exhibit S is a description of unpaid fees, expenses or other liabilities incurred by Contributor in connection with the acquisition, development or leasing of the Property (the "Development Expenses"). Provided that Contributor gives FWRLP at least five (5) days prior notice of such Development Expenses and that such Development Expenses can be quantified, FWRLP shall pay such Development Expenses at the Closing (or when due and payable, if later) and the amount of Common Units otherwise issuable to Contributor at Closing shall be reduced by dividing the aggregate amount of Development Expenses by $21.00 (or, if Preferred Units are also being issued, then there shall be a pro rata reduction of the Preferred Units using the exchange rate set forth in Section 2(d) hereof). If mutually agreeable, Contributor and FWRLP may treat the responsibility for all or a portion of the Post- Closing Work described in Section 21 below as a Development Expense, in which case FWRLP shall assume responsibility for the expense of such Post-Closing Work and the Units otherwise issuable to Contributor at Closing shall be further reduced as provided in the preceding sentence.

                  (g) Any amounts paid by the Contributor to FWRLP pursuant to Sections 14, 18, or 21 or otherwise, shall be treated as a capital contribution by the Contributor to FWRLP, and the agreed initial Gross Asset Value (as such term is defined in FWRLP's Partnership Agreement) of the Property contributed to FWRLP by the Contributor shall be reduced by the same amount.

         3.       Deposit.

                  (a) Within three (3) business days after the date of delivery to FWRLP of an original of this Agreement executed by Contributor together with completed Exhibits hereto (the date of such delivery by Contributor being the "Acceptance Date"), FWRLP shall deliver to the Title Company, as escrow agent, a deposit (the "Deposit") of Fifty Thousand Dollars ($50,000.00) by check payable to the Fidelity National Title Insurance Company of Pennsylvania (the "Title Company").

                  (b) The Title Company will immediately provide Contributor with written evidence of receipt of such Deposit. The Title Company shall place the Deposit in an interest-bearing account within three (3) days after the date of receipt thereof, and interest on the Deposit shall accrue to the benefit of the party entitled to the Deposit pursuant to this Agreement. The Deposit shall be held by the Title Company pursuant to the terms and conditions of this Agreement.

                  (c) In the event that, at any time prior to Closing, Contributor or FWRLP provides Title Company with a certification (a copy of which shall be delivered contemporaneously to the other party) that the Contributor or FWRLP, as the case may be, is entitled to the Deposit pursuant to the terms of this Agreement, Title Company shall deliver the Deposit to such party within seven (7) business days after receipt of said notice, unless the other party disputes such certification by written notice to Title Company (a copy of which shall be delivered contemporaneously to the other party) delivered within five (5) business days of Title Company's receipt of the initial certification. In such event, Title Company shall hold the Deposit pending resolution of such dispute.

                  (d) The parties acknowledge that Title Company is acting solely as a stakeholder at their request and for their convenience, that Title Company shall not be deemed to be the agent of either of the parties, and Title Company shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard to this Agreement or involving gross negligence. Contributor and FWRLP shall jointly and severally indemnify and hold Title Company harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of Title Company's duties hereunder, except with respect to actions or omissions taken or suffered by Title Company in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of Title Company.

         4. Closing. Except as otherwise provided in this Agreement, the Contribution contemplated herein shall be consummated at the "Closing", which shall take place on the date (the "Closing Date") specified by FWRLP on not less than ten (10) days notice to Contributor, provided that the Closing Date shall not be later than thirty (30) days after the end of the Feasibility Period. The Closing shall take place at the offices of Tenenbaum & Saas, P.C., or at such other place as may mutually agreed upon by Contributor and FWRLP. The parties intend that the transfer of the Property be effective for all purposes as of 12:01 a.m. on March 1, 1997, irrespective of the actual Closing Date, and all provisions of this Agreement which purport to adjust items as of the Closing Date shall be interpreted so as to give effect to such intention. The date upon which the Closing actually occurs (irrespective of the intended effective date of the contribution of the Property) shall also be referred to herein as of the "Date of Funding".

         5. Representations and Warranties of Contributors. (i) In order to induce FWRLP to enter into this Agreement and to issue the Units in consideration for the Property, but subject to Section 5(ii), below, Contributor hereby makes the following representations and warranties, each of which is material and shall, together with all covenants, agreements and indemnities set forth in or made pursuant to this Agreement, survive Closing, notwithstanding any investigation at any time made by or on behalf of FWRLP:

                  (a) Authority of Contributor. Contributor has the right, power and authority to enter into this Agreement and to contribute the Property in accordance with the terms and conditions hereof. Other than FNBM's consent if the FNBM Loan is not repaid in full, no consents of any persons other than those executing this Agreement are required for such execution or to cause Contributor to consummate the transactions contemplated hereby. This Agreement is the valid and binding obligation of Contributor, enforceable against it in accordance with its terms.

                  (b)      [Intentionally Omitted]

                  (c) Compliance with Existing Laws. Contributor has not received any written notice, and the Contributor is not aware of, any violation of, any applicable building, zoning, environmental or other ordinances, statutes or regulations of any governmental agency, in respect to the ownership, use, maintenance, condition and operation of the Property or any part thereof which remain(s) outstanding as of the date hereof, except as set forth in Exhibit G.

                  (d) Leases. True, correct and complete copies of all of the leases of the Property and any amendments thereto (collectively, the "Leases") have been delivered to FWRLP. Attached hereto as Exhibit B is a description of all of the Leases and a current rent schedule ("Rent Schedule") covering the Leases. There are no leases or tenancies of any space in the Property other than those set forth in Exhibit B or, to the Contributor's knowledge, any subleases or subtenancies unless otherwise noted therein. Except as otherwise set forth in Exhibit B, the Leases, or elsewhere in this Agreement:

                            (i) The Leases are in full force and effect and constitute a legal, valid and binding obligation of the respective tenants;

                           (ii)     no tenant has an option to purchase the
                  Property;

                           (iii) no renewal or expansion options have been granted to the tenants, except as provided in the Leases;

                           (iv)     to the Contributor's knowledge, the
                  Contributor is not in default under the Leases;

                            (v) the  rents set  forth on the Rent  Schedule  are
                  being collected on a current basis and there are no arrearages in excess of one month, except as indicated in Exhibit B hereto, nor has any tenant paid any rent, additional rent or other charge of any nature for a period of more than thirty
                  (30) days in advance;

                           (vi) other than tenant  alterations and allowances as
                  described in Exhibit L (which shall be the responsibility of Contributor unless otherwise agreed under Section 2(f) above), all work for tenant alterations and allowances and other work or materials contracted for by the Contributor and, to the Contributor's knowledge, any tenant has been completed and/or paid for by the Contributor (or such tenant), and all work and materials have been fully paid for or will be paid for by Closing;

                           (vii) the  Contributor has not sent written notice to
                  any tenant claiming that such tenant is in default, which default remains uncured, and to the best of Contributor`s knowledge, no tenant is in default under its Lease, except as indicated in Exhibit B hereto;

                           (ix) no action or proceeding instituted against the Contributor by any tenant is presently pending in any court; and

                            (x) there are no security deposits other than those set forth in Exhibit B.

                  (e) Service Contracts. Attached hereto as Exhibit C is a complete and correct list of all contracts or agreements relating to the management, leasing, operation, maintenance or repair of the Property (the "Service Contracts"). True and correct copies of all of the Service Contracts have been delivered to FWRLP. No Service Contract which FWRLP agrees to assume will be terminated, amended, modified or supplemented prior to the Closing Date without FWRLP's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.

                  (f) Tax Bills. Attached hereto as Exhibit D are true and correct copies of tax bills issued by any applicable federal, state or local governmental authority to the Contributor with respect to the Property for the most recent past and current tax years, and any new assessment received with respect to a current or future tax year.

                  (g) Insurance. The Property is insured for its replacement value against loss or damage sustained as a result of fire or other casualty. Contributor shall maintain in full force and effect all hazard, liability, rent loss and other insurance policies until the Closing Date. Copies of all such policies have been delivered to FWRLP.

                  (h) Condition of Property. At Closing, the Property shall be in its "as is, where is" condition as of the Acceptance Date. Contributor has not knowingly withheld any information regarding the condition of the Property, or its compliance with any laws, rules or regulations that would be material to FWRLP's decision to enter into this transaction.

                  (i) Tenant Estoppels. Contributor represents and warrants that it will use commercially reasonable efforts to obtain and deliver to FWRLP within thirty (30) days after the Acceptance Date, a tenant estoppel letter in the form attached hereto as Exhibit F (or such other form as required by FWRLP's mortgage lender) from each of the tenants of the Property, except that in the case of Super Fresh the form of estoppel letter will be governed by the tenant Lease. Contributor hereby agrees that FWRLP shall have full participation in connection with the procurement of said tenant estoppel letter(s).

                  (j) Condemnation Proceedings. No condemnation or eminent domain proceedings are pending or, to the best of Contributor`s knowledge, threatened against the Property or any part thereof, and Contributor has made no commitments to and has received no notice, oral or written, of the desire of any public authority or other entity to take or use the Property or any part thereof whether temporarily or permanently, for easements, rights-of-way, or other public or quasi-public purposes, other than as set forth in the Permitted Exceptions and in other public records concerning the initial development of the Property (e.g., the approved site plan).

                  (k) Litigation. No litigation is pending or, to the best of Contributor`s knowledge, threatened, including administrative actions or orders relating to governmental regulations, affecting the use, operation or ownership of the Property or any part thereof or Contributor`s right to contribute the Interests as contemplated herein.

                  (l) No Defaults. Subject to obtaining FNBM's consent, or the full repayment of the Loan, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement or instrument to which Contributor is a party or by which the Contributor or the Property is bound, (ii) to Contributor`s knowledge, violate any restriction, requirement, covenant or condition to which the Contributor is subject or by which the Contributor or the Property is bound, or
(iii) to Contributor`s knowledge, constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, rule, judgment, decree or order, or (iv) result in the cancellation of any contract or lease pertaining to the Property.

                  (m) Hazardous Waste. Other than as set forth in the Phase I environmental report prepared by Engineering Consulting Services, Ltd. dated

February 15, 1995, Contributor has no knowledge of any discharge, spillage, uncontrolled loss, seepage or filtration (a "Spill") of oil, petroleum or chemical liquids or solids, liquid or gaseous products or any hazardous waste or hazardous substance (as those terms are used in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, or in any other applicable federal, state or local laws, ordinances, rules or regulations relating to protection of public health, safety or the environment, as such laws may be amended from time to time) at, upon, under or within the Land or any contiguous real estate. To the best of Contributor`s knowledge, there is no proceeding or action pending or threatened by any person or governmental agency regarding the environmental condition of the Property. To the Contributor`s knowledge, the Building is totally free of asbestos.

                  (n)      [Intentionally Omitted]

                  (o) Utilities. To the best of Contributor`s knowledge, adequate, usable public sewers, public water facilities, gas and electrical facilities necessary to the operation of the Property are installed in and are duly connected to the Property and can be used without any charge, except the normal deposits, if any, and usual metered utility charges and sewer charges.

                  (p) Personal Property. Attached hereto as Exhibit H is a true, correct and complete inventory of all personal property ("Personal Property"), if any, used in the management, maintenance and operation of the Property (other than trade fixtures or personal property of tenants).

                  (q) Leasing Commissions. There are, and at Closing shall be, no outstanding or contingent leasing commissions or fees payable with respect to the Property (exclusive of any partial commissions payable for Leases where the tenant is not yet in occupancy as set forth in Exhibit O hereto, which shall be the responsibility of Contributor, unless otherwise agreed under Section 2(f) above). The covenants contained in this subparagraph shall survive Closing without limitation.

                  (r)      Securities Law Matters.

                            (i) The  Contributor  and each of its  Members is an
                  "accredited investor" as such term is defined under Rule 501 promulgated under the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) The Members have their primary residences or principal place of business in the Commonwealth of Pennsylvania and the Commonwealth of Virginia;

                           (iii) The  recipients  of the Units are acquiring the
                  Units  for  their  own  respective   accounts  for  investment
                  purposes only and not with a present view to distribution;

                           (iv) Taking into account the  personnel and resources
                  Contributor can practically bring to bear on the acquisition of the Units in the FWRLP contemplated hereby, the recipients of the Units are knowledgeable, sophisticated and experienced in making, and are qualified to make, decisions with respect to investments in securities presenting an investment decision like that involved in the acquisition of the Units, including investments in securities issued by FWRLP, and have requested, received, reviewed and considered all information it deems relevant in making an informed decision to acquire the Units (including the Confidential Information Statement attached hereto as Exhibit I which Contains First Amended and Restated Agreement of Limited Partnership of FWRLP and any Amendments thereto (the "Partnership Agreement"));

                            (v) The  recipients of the Units will not,  directly
                  or indirectly, voluntarily offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Units except in compliance with the Securities Act and the rules and regulations promulgated thereunder and with the terms and conditions of the Partnership Agreement;

                           (vi) The recipients of the Units acknowledge that the
                  Units to be issued must be held unless and until they are subsequently registered under the Securities Act and under applicable state securities or blue sky laws, unless exemptions from such registrations are available at the time of resale;

                           (vii) Prior to the issuance of the Units, the recipients of the Units will execute all such other documents and instruments as may be reasonably necessary to allow FWRLP to comply with federal and state securities law requirements with respect to the issuance of the Units and to comply with the terms of the Partnership Agreement, including without limitation executing an amendment to the Partnership Agreement of FWRLP whereby the recipients of the Units agree to be bound by all of the terms and conditions of the Partnership Agreement;

                           (viii) As required by the Pennsylvania Securities Act
                  of 1972, recipients of Units who are residents of, or who have their principal place of business in, the Commonwealth of Pennsylvania, shall not resell his or its Units for a period of twelve (12) months from and after the issuance thereof unless pursuant to an exemption from the requirements of such act or an order from the Pennsylvania Securities Commission;

                           (ix) The  recipients  of the  Units  acknowledge  and
                  agree that, notwithstanding Section 8.6 of the FWRLP Partnership Agreement, the Units to be issued hereunder shall not be redeemable for cash or exchangeable for Common and Preferred Stock, as applicable, of First

                  Washington Realty Trust, Inc. ("REIT") for a period of thirteen (13) months from and after the Closing Date (with respect to the Units issued pursuant to Section 2(a)(ii)(A)) and for a period of thirteen (13) months after the Second Issuance Date (with respect to the Units issued pursuant to Section 2(a)(ii)(B)); and

                            (x)     The foregoing representations and covenants
in this subsection (r) shall survive Closing without limitation.

         FWRLP hereby agrees that, at Closing, Contributor may transfer the Units to its Members in accordance with the percentages set forth in Exhibit M to this Agreement, or may request FWRLP to issue the Units directly to such Members, provided that the Members receiving such Units shall acknowledge and agree to be bound (on a several basis with respect to matters pertaining to such Members) by all of the provisions of this Section 5(r) and any other provision of this Agreement relating to the Units (in lieu of Contributor), and by accepting such Units hereby agree to be so bound.

                  (s)  Bonding  Requirements.  The only  payment or  performance bonds required of the Contributor by Loudoun County or other jurisdiction in connection with the development of the Property which remain outstanding are (i) a $2,472.02 one year maintenance cash bond to Loudoun County for off-site sanitary sewer, (ii) a $2,700.10 one year maintenance cash bond to Loudoun County for on-site and off-site water and sewer, (iii) a $12,500 bond to VDOT for stormwater management, and (iv) a $43,667 bond to Loudoun County for erosion control (items (i) and (ii) are referred to collectively as the "Cash Bonds" and items (iii) and (iv) are referred to collectively as the "Non-cash Bonds"). If and when any bond is released, any cash related thereto which is received by FWRLP shall be retained by FWRLP. If less than the face amount of any cash bond is returned to FWRLP when the bond is released or if any bond is drawn upon prior to its release, then the amount of the shortfall or draw down, as applicable shall be reimbursed to FWRLP by the Contributor and its Members pursuant to Section 18(e) herein. If either of the bonds set forth as items
(iii) and (iv) above are not released within six (6) months after Closing, then FWRLP shall have the right to hold back any distributions payable by FWRLP to Contributor or its Members in an amount equal to twenty-five percent (25%) of the face value of such bond(s) not released until such bond(s) are released. If any of the bonds are drawn upon by the applicable authority holding such bond(s), then FWRLP will promptly notify Contributor and its Members, and if the bonds drawn upon are not reinstated in full (and the Members may participate with FWRLP in seeking such reinstatement) within thirty (30) days after such notice to Contributor (and its Members), then Contributor and its Members shall reimburse to FWRLP such amount drawn pursuant to Section 18(e) herein. Contributor and its Members hereby agree to cooperate with FWRLP to properly transfer ownership rights to such bonds to FWRLP, at the lowest cost and fees possible. With respect to the Non-cash bonds, but subject to the foregoing reimbursement obligations from Contributor and its Members, FWRLP agrees to either (i) replace the contractor as obligor to Commerce Bank to secure any obligation of the contract or viz-a-viz the letters of credit supporting such Non-cash Bonds or (ii) replace the contractor's letters of credit with those of FWLRP. This covenant shall survive Closing without limitation.

         (ii) Notwithstanding Section 5(i) or any other provision of this Agreement to the contrary (other than the second sentence of Section 14(a)):

                  (a) With regard to the title to the Property, FWRLP is relying solely upon the Policy of Title Insurance currently issued to FWRLP (the "Title Policy"), plus any additional title insurance to be obtained by FWRLP pursuant to this Agreement, and any endorsements to the Title Policy to be obtained by FWRLP, and Contributor makes no representations or warranties whatsoever with regard to matters of title affecting the Property.

                  (b) In the event FWRLP does not elect to terminate this Agreement within the Feasibility Period pursuant to the terms of Section 13, below, then the representations and warranties made by Contributor in this Agreement (as well as the specific facts and/or conditions which were the subject of such representations and/or warranties) shall be deemed modified to account appropriately for every fact or other matter which came to the attention of FWRLP, or FWRLP's employees, agents, or representatives, during the course of the Feasibility Period (other than such fact or matter which was due to the willful misconduct or bad faith of Contributor), which fact or matter was inconsistent with the Contributor`s representation(s) or warranty(ies) set forth herein, it being the intent and agreement of the parties that FWRLP shall not have the right or ability to claim that the inaccuracy of any representation set forth herein (provided that such inaccuracy was not due to the willful misconduct or bad faith of Contributor or its employees agents and/or representatives) which was actually known to FWRLP (or its employees, agents and/or representatives) as of the end of the Feasibility Period constitutes either a default by Contributor or a failure of a condition to Closing hereunder.

                  (c) In the event FWRLP elects to consummate the Closing under this Agreement despite the failure of any of the conditions set forth in Section 8, below which was actually known to FWRLP (or its employees, agents and/or representatives), including without limitation the failure of any representation or warranty of the Contributor herein contained to be true and correct as the time of Closing, then unless Contributor expressly agrees in writing to the contrary at the time of Closing, FWRLP shall be deemed to have waived any claims against Contributor arising out of such failure (provided that such failure was not due to the willful misconduct or bad faith of Contributor), and, in such event, Contributor shall have no post-Closing liability to FWRLP with respect thereto.

                  (d) FWRLP shall not be entitled to assert any claim against Contributor with respect to the inaccuracy of any representation or warranty made by Contributor (provided that such inaccuracy was not due to the willful misconduct or bad faith of Contributor), to the extent such inaccuracy was actually known to FWRLP, or FWRLP's employees, agents and/or representatives, as of or prior to the time of Closing and

FWRLP elects to consummate the Closing under this Agreement, it being the intent and agreement of the parties that FWRLP shall not have the right or ability to consummate the Closing and thereafter assert a claim for breach of a warranty or representation by Contributor which was actually known to FWRLP or its representatives as of or prior to Closing.

                  (e) In the event a matter represented by Contributor hereunder was true as of the date of execution of this Agreement, but subsequently is rendered inaccurate due to the occurrence of events or due to a cause other than Contributor `s intentional misconduct or bad faith, or intentional breach of this Agreement, then such inaccuracy shall not constitute a default by Contributor under this Agreement, even though the same might constitute a failure of a condition to the Closing (subject to subsections 5(ii)(b) - (d), above).

                  (f) The representations and warranties of the Contributor contained in this Agreement, or in any certificate, document, instrument or agreement delivered pursuant to this Agreement, shall survive until one (1) year after Closing, unless a representation or warranty survives Closing without limitation as expressly stated elsewhere in this Agreement.

                  (g) FWRLP shall not have the right to assert any claim against the Contributors for inaccuracies set forth in Exhibit B and Exhibit C hereto, to the extent such inaccuracies derive from errors made by First Washington Management, Inc. ("FWM") in the preparation of such Exhibits (as opposed to erroneous information or documentation furnished by Contributor to FWM). In addition, FWRLP shall be imputed any actual knowledge which FWM has with respect to the matters set forth in this Section 5 of the Agreement.

         6. Obligations of Contributor Pending Closing. From and after the date of this Agreement through the Closing Date, Contributor covenants and agrees as follows:

                  (a) Maintenance and Operation of Premises. Contributor will cause the Property to be maintained in its present order and condition, normal wear and tear excepted, and will cause the continuation of the normal operation thereof, and the continuation of the normal practice with respect to maintenance and repairs so that the Property will, except for normal wear and tear and fire, casualty and/or condemnation (which are governed by other provisions of this Agreement), be in substantially the same condition on the Closing Date as on the Acceptance Date.

                  (b) Licenses. Contributor shall use all reasonable and diligent efforts to preserve in force all licenses and permits (collectively, "Licenses") necessary for the proper operation of the Property and to cause those expiring to be renewed.

                  (c) Changes in Representations. Contributor shall notify FWRLP promptly, and FWRLP shall notify Contributor promptly, if either becomes aware of any
occurrence   prior  to  the   Closing   Date   which   would  make  any  of  its
representations, warranties or covenants contained herein not true in any material respect.

                  (d) Obligations as to Leases. Contributor shall not after the end of the Feasibility Period, without FWRLP's prior written consent which shall not be unreasonably withheld, conditioned or delayed, amend, modify, renew or extend any Lease in any respect unless required by law, or enter into new leases or approve any assignment of leases or subletting of leased space, or terminate any Lease. Contributor hereby further agrees that if any space is vacant on the Closing Date, FWRLP shall accept the Property subject to such vacancy, provided that the vacancy was not permitted or created by Contributor in violation of any restrictions contained in this Agreement. Prior to Closing, Contributor shall not apply all or any part of the security deposit of any tenant unless after a default in accordance with the terms of such tenant's Lease.

         7. Representations and Warranties of FWRLP. In order to induce Contributor to enter into this Agreement and to contribute the Interests to FWRLP, FWRLP hereby makes the following representations and warranties, each of which is material and shall survive Closing, notwithstanding any investigation at any time made by or on behalf of Contributor:

                  (a) Authority of FWRLP. FWRLP is a limited partnership duly organized and existing and in good standing under the laws of the State of Maryland. FWRLP has all necessary power and authority to execute, deliver and perform this Agreement and consummate all of the transactions contemplated by this Agreement. This Agreement is the valid and binding obligation of FWRLP, enforceable against it in accordance with its terms.

                  (b) No Defaults. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement or instrument to which FWRLP or the REIT is a party, (ii) violate any restriction, requirement, covenant or condition to which the FWRLP or the REIT is subject, and (iii) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, rule, judgment, decree or order.

                  (c) Disclosure Documents. Attached hereto as Exhibit I is a true and correct copy of the Confidential Information Statement, as supplemented through the date hereof. The FWRLP Partnership Agreement, as contained in the Confidential Information Statement, as supplemented through the date hereof, has not been amended or modified except as provided in Exhibit I.

                  (d) Disclosure. The Confidential Information Statement, as supplemented through the date hereof, and including the Appendices thereto, on the date hereof does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. FWRLP acknowledges that the Contributor is relying upon the confidential information statement in acquiring the Common Units and Preferred Units.

                  (e) Financial Information. The financial statements of FWRLP and the REIT (including the notes thereto) included in the Confidential Information Statement, as supplemented through the date hereof, present fairly the financial position of the respective entity or entities presented therein at the respective dates indicated and the results of their operations for the respective periods specified, and except as otherwise stated in any such registration statement or periodic report, such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. Since the date of the aforementioned financial statements, there has been no material and adverse change in the financial condition of either FWRLP or the REIT.

                  (f) Issuance of Units. The FWRLP Partnership Agreement provides, or prior to Closing will provide, for the issuance of the Units. The Units to be issued in connection with the transactions herein contemplated have been, or prior to the Closing Date will have been, duly authorized for issuance by FWRLP to Contributor, and on the Closing Date will be validly issued, fully paid and non-assessable. The Units conform to the description thereof contained in the Confidential Information Statement, as supplemented through the date hereof, and such description conforms to the rights set forth in the FWRLP Partnership Agreement. All issued and outstanding Units were issued in compliance with or in transactions exempt from the registration provisions of applicable federal and state securities laws. All shares of stock of the REIT exchangeable for Units issued in connection with the transactions herein contemplated will at Closing and at all times thereafter until the time of such exchange be duly authorized and available for such exchange and upon issuance will be validly issued, fully paid and non-assessable, and, after the issuance of such stock pursuant to the terms of an effective registration statement, shall be unrestricted. All issued and outstanding shares of stock of the REIT were issued in compliance with or in transactions exempt from the registration provisions of applicable federal and state securities laws.

                  (g) Litigation. There is no legal or governmental action or proceeding pending or, to the knowledge of FWRLP, threatened against FWRLP, the REIT or any subsidiary before any court or administrative agency which would result in any material adverse change in the business or financial condition of FWRLP, the REIT and their subsidiaries, taken as a whole or which would materially and adversely affect the consummation of any of the transactions contemplated within this Agreement.

                  (h) Disposition of Property. Except in connection with a sale of all or substantially all of FWRLP's assets or a merger or consolidation of FWRLP, in no event shall FWRLP voluntarily sell or otherwise dispose of the Property (other than the Pad Site and the Second Pad Site) for a period of five
(5) years following the Closing Date.

         8.       Conditions Precedent to Closing.

                  (a) It shall be a condition precedent of FWRLP's obligation to make a full settlement hereunder that each and every one of the following conditions shall exist on the Closing Date:

                            (i) Representations  and Warranties.  Subject to the
                  qualifications set forth in Section 5(ii), above, Contributor`s representations and warranties hereunder shall be true and correct in the same manner and with the same effect as though such representations and warranties had been made on and as of the Closing.

                           (ii) Zoning. No proceedings shall have occurred or be
                  pending  to  change,   redesignate   or  redefine  the  zoning
                  classification of the Property to a more restrictive classification than presently exists.

                           (iii) Title. Title to the Property shall be marketable, good of record, and insurable by the Title Company at standard rates or less, pursuant to a full coverage ALTA Form-B (Rev. 1970 and 1984) owner's title insurance policy (or an unconditional commitment therefor) without any exceptions ("Printed form" or otherwise) other than the Permitted Exceptions, and in addition, providing affirmative coverage satisfactory to FWRLP insuring against any mechanic's or materialmen's lien arising from goods, labor or materials provided to the Property prior to the Closing Date. The "Permitted Exceptions" are:

                           (A) the lien of current real estate taxes and special assessments not yet due and payable; and

                           (B) such matters as would be shown by a current and accurate survey of the Property as of the Acceptance Date;

                           (C) all existing zoning, building, land use and other restrictions upon the Property existing as of the Acceptance Date;

                           (D)       the Leases;

                           (E) such other matters which are listed on Exhibit J hereto, and

                           (F) such other matters as FWRLP shall approve in writing.

                           (iv) Existing Mortgages. Contributor shall have delivered to the Title Company such releases or other instruments necessary to release of record and beneficially any and all existing mortgages, deeds of trust, financing statements or other security documents affecting the Property (collectively, the "Existing Mortgages"), other than the FNBM Loan which may be satisfied at Closing pursuant to Section 2 herein.

                            (v)    Leasing     Brokerage/Property     Management
                  Agreements. Contributor shall have terminated any and all leasing brokerage agreements and property management agreements with respect to the Property effective as of the Closing. All responsibility for dealings with any such brokers and agents, including the payment of any claims (if deemed warranted by Contributor), shall be the sole responsibility of Contributor, except if and to the extent such claims are expressly assumed by FWRLP in writing or pursuant to Section 2(f) herein. Contributor agrees that they will indemnify and hold FWRLP, its successors, assigns, partners, agents and employees, harmless against any such claims and/or losses which might be incurred by such indemnitees in connection with any additional and/or contingent leasing commissions or fees or management fees. The provisions of this subparagraph (v) shall survive Closing without limitation.

                           (vi) Performance by Contributor. Contributor shall have complied with and not be in breach of any of its covenants or obligations under this Agreement, which breach remains continuing for a period of thirty (30) days after FWRLP provides Contributor with written notice specifying such breach (provided that the Closing Date shall be extended by the lesser of (i) such 30-day period or (ii) the actual number of days which it takes for the Contributor to cure any such breach, if any such breach is in existence as of the date the parties otherwise intend to consummate the Closing).

                           (vii) Tenant  Estoppels.  FWRLP shall have received a
                  tenant estoppel letter in the form attached hereto as Exhibit F (except that in the case of Super Fresh the form of estoppel letter will be governed by the Tenant's Lease) from, at a minimum, tenants satisfying the requirements described on Exhibit F-1 (or from such tenants and in such form as required by FWRLP's mortgage lender), confirming the information set forth in the Rent Schedule attached as Exhibit B hereto for such tenants and containing no material changes from the Rent Schedule, and any subordination and attornment agreements required by the mortgage lender of FWRLP.

If FWRLP elects to consummate Closing notwithstanding a failure of any of the foregoing conditions, then the provisions of Section 5(ii)(c), above, shall be applicable.

                  (b) Failure of Condition. In the event of the failure by the Closing Date of any condition precedent set forth above, then FWRLP, at its sole election, may (a) terminate this Agreement, in which event the Deposit and any interest thereon shall be returned to FWRLP and, except as otherwise provided in
Section 16 hereof, neither party shall have any further obligations or liabilities to the other; or (b) proceed to

Closing, in which event FWRLP will be deemed to have waived any claim it otherwise might have against Contributor by virtue of such failure of condition, unless such failure of condition was due to the willful misconduct or bad faith of Contributor; or (c) extend the Closing Date for such reasonable time period as may be determined by FWRLP (but in no event for more than three (3) months from the Closing Date then in effect) in order to permit the satisfaction of any condition precedent not so fulfilled.

                  (c) It shall be a condition precedent of the Contributor`s obligation to make a full settlement hereunder that each and every one of the following conditions shall exist on the Closing Date, or shall occur simultaneously with the deliveries to be made by Contributor pursuant to Section 9, below:

                            (i)   Representations   and   Warranties.    FWRLP's
                  representations and warranties hereunder shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing (except that FWRLP may amend its Partnership Agreement prior to Closing provided it does not materially adversely affect Contributor).

                           (ii) Release of  Guarantors.  Unless the FNBM Loan is
                  repaid in full as of the Closing Date, FWRLP shall have caused FNBM to execute and deliver to Brian McElwee, Jay Donegan and Richard Ireland (collectively, the "Loan Guarantors") a complete and unconditional release of the Contributor and all existing Guaranties of the FNBM Loan to which the Loan Guarantors are bound, including without limitation the "Guaranty of Payment" and the "Guaranty of Completion" dated December 28, 1995 which was executed and delivered by the Loan Guarantors in favor of FNBM.

                           (iii)     [Intentionally Omitted]

                           (iv)       [Intentionally Omitted]

                            (v) Issuance of Units. FWRLP shall have issued to the Contributor (or its Members) the Common Units and/or Preferred Units required to be issued pursuant to Section 2(a)(i) and, if applicable, Section 2(d) of this Agreement, and the Contributor (or its Members) shall have been admitted to FWRLP as a limited partner pursuant to Section 12.2 of the FWRLP Partnership Agreement.

                           (vi)     [Intentionally Omitted]

                           (vii) Tax Opinion of Saul, Ewing, Remick & Saul. The Contributor shall have received an opinion from Saul, Ewing, Remick & Saul, regarding the tax treatment of the transaction evidenced by this

                  Agreement, which is in form and substance satisfactory to the Contributor in its sole discretion.

                           (viii) Performance by FWRLP. FWRLP shall have complied with, and not be in breach of, any of its covenants or obligations under this Agreement, which breach remains continuing for a period of thirty (30) days after Contributor provides FWRLP with written notice specifying such breach (provided that the Closing Date shall be extended by the lesser of (i) such 30-day period or (ii) the actual number of days which it takes for FWRLP to cure any such breach, if any such breach is in existence as of the date the parties otherwise intend to consummate the Closing).

                  (d) Each of the parties hereto shall use all reasonable and diligent efforts to cause the satisfaction of each condition to closing which is within the control of such party.

         9. Contributor`s Deliveries. Contributor shall execute, acknowledge and deliver to FWRLP at the Closing the following documents, each dated on the Closing Date:

                  (a) a special warranty deed, in form and substance satisfactory to FWRLP, and Title Company, conveying good and marketable fee simple title to the Property;

                  (b) a bill of sale which shall convey to FWRLP good title to all the Property, free and clear of all liens and encumbrances;

                  (c)      [Intentionally Omitted]

                  (d) an assignment and assumption of the Leases, together with all originally executed Leases, and the security deposits shall be paid to FWRLP;

                  (e) an assignment of Licenses and Service Contracts, if any, which are to be assumed by FWRLP at FWRLP's request, together with the originally executed Service Contracts which are to be assumed, and any warranties;

                  (f) a schedule updating the Rent Schedule for the Property and setting forth all arrearages in rents and all prepayments of rents;

                  (g) copies of books, records, operating reports, files and other materials related to the ownership, use and operation of the Property, to the extent that any exist and are in the possession of Contributor, which obligation shall survive Closing;

                  (h) such documents as are reasonably required by FNBM to permit FWRLP to assume the FNBM Loan;

                  (i) an original letter executed by Contributor advising the tenants of the Property of the contribution of the Property to FWRLP and directing that rents and other payments thereafter be sent to FWRLP or as FWRLP may direct;

                  (j) possession of the Property in the condition required by this Agreement, and the keys therefore;

                  (k) the Certification of Non-foreign Status from Contributor and as provided in Treas. Reg. 1.1445-2T(b)(2)(iii)(B) or in any other form as may be required by the Internal Revenue Code or the regulations issued thereunder;

                  (l) such other items and instruments as shall be required by the Title Company in connection with the issuance of its title insurance policy and/or endorsements to FWRLP pursuant to Section 8(a)(iii) (including customary owner's affidavit, if required) or as shall be reasonably requested by counsel to FWRLP and consistent with the terms of this Agreement;

                  (m) any and all documents necessary to release the cash constituting the Deposit from escrow with the Title Company and to have said cash returned to FWRLP;

                  (n) an amendment to the Partnership Agreement of FWRLP, in a form acceptable to FWRLP, admitting the Contributor (or the Members receiving Units, if applicable) as a limited partner(s) of FWRLP and issuing such Common Units and/or Preferred Units as set forth on Exhibit M hereto;

                  (o) an assignment of the hedge cap on the one month LIBOR, with a notional amount of $6,200,000.00 and a strike of nine percent (9%); and

                  (p) any other documents required by this Agreement to be delivered by Contributor.

         10. FWRLP's Performance. At Closing, simultaneously with the deliveries of Contributor pursuant to the provisions of Section 9 above, FWRLP shall satisfy each of the conditions stated in Section 8(c), above, including subsections 8(c)(ii) and (vi), above, and issue to Contributor (or its Members) certificates evidencing the Units in the manner specified in Section 2 and any cash required under Section 2, whereupon the Deposit, and any interest accrued thereon, shall be returned to FWRLP by the Title Company.

         11.      Settlement Charges; Prorations and Adjustments.

                  (a) At or before Closing, FWRLP shall (i) pay all charges for the title examination, the title insurance premium, notary fees and other such charges incident to Closing, (ii) pay all transfer and recording fees and taxes and documentary stamps associated with the financing of this transaction by FWRLP, (iii) pay all of FWRLP's legal fees related to the preparation of this Agreement and the preparation of all documents required to settle the transaction contemplated hereby, or otherwise incurred by FWRLP in connection herewith, (iv) pay all Development Expenses assumed by FWRLP under Section 2(f) above, to the extent then due and payable, and (v) pay all transfer and recording fees and taxes and documentary stamps associated with the transfer of the Property other than those described in clause (ii) above (the amount described in clause 11(a)(v), above being referred to in this Agreement as the "Closing Costs").

                  (b) Return on Malone/Thomson Advance. FWRLP shall pay interest at a rate of 9% per annum to Malone/Thomson on the Malone/Thomson Advance due Malone/Thomson from March 1, 1997 to the Date of Funding.

                  (c) At the Closing, the following adjustments and prorations shall be computed as of March 1, 1997 (it being agreed that March 1, 1997 shall be the effective date of the Closing irrespective of the actual date upon which Closing occurs).

                            (i) Taxes. Real estate and personal property taxes shall be apportioned as of March 1, 1997.

                           (ii) Assessments.  All special  assessments and other
                  similar charges which have become or may become a lien upon the Property or any part thereof as of March 1, 1997, whether or not the same are then past due or are payable thereafter (in installments or otherwise), or which have been confirmed by a public authority as of Closing, shall be paid by Contributor in full at Closing (or apportioned in favor of FWRLP pursuant to this Section 11(c).

                           (iii) Rent.  Rent shall be apportioned as of March 1,
                  1997, and Rent for the month of Closing and thereafter which was collected by the Contributor prior to the actual Closing Date shall be apportioned in favor of FWRLP. If any tenant is in arrears in the payment of rent on the Closing Date, rents received from such tenant after the Closing shall be applied in the following order of priority: (a) first, to the payment of current rent then due; (b) second, to delinquent rent for any period after the Closing Date; and (c) third, to delinquent rent for any period prior to the Closing Date. FWRLP shall either use reasonable and diligent efforts to collect (at no cost to FWRLP), or shall assign the right to collect arrearages in rents due from tenants as of the Closing Date to the Contributor. If rents or any portion thereof received by Contributor or FWRLP after the Closing Date are payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fee, costs and expenses of collection thereof, (if any) shall be promptly paid to the other party, which obligation shall survive the Closing.

                                    If  any   tenants   are   required   to  pay
                  percentage rents, escalation charges for real estate taxes, operating expenses, cost-of-living adjustments or other charges of a similar nature ("Additional Rents") and any Additional Rents are collected by FWRLP after the Closing which are attributable in whole or in part to any period prior to March 1, 1997, then FWRLP shall promptly pay to Contributor its proportionate share thereof, less a proportionate share of any reasonable attorneys' fees, costs and expenses of collection thereof, (if any) if and when the tenant paying the same has made all payments of rents and Additional Rents then due to FWRLP pursuant to the tenant's Lease, which obligation shall survive the Closing.

                           Notwithstanding the foregoing:

                            (A)  Prepaid  rent shall be pro rated as of March 1,
1997.

                            (B) Contributor shall receive a credit at Closing for accounts receivable from Tenants through February 28, 1997 in the total amount of $32,323.76. If any of such accounts receivable are not collected from such tenants, then Contributor (and its Members) shall reimburse FWRLP for such uncollected amounts pursuant to Section 18(e) herein.

                            (C) Except as set forth in clause (B) above, Contributors shall not receive any credit at Closing for uncollected rents for the for months prior to the month of March 1, 1997.

                            (D)     [Intentionally Omitted]

                            (E)     [Intentionally Omitted]

                            (F) With respect to any  pass-throughs  of operating
                  expenses, real estate taxes or insurance premiums due from any tenant (except for those tenants in clause (B) above) at the Property under its lease, but not payable by such tenant until an accounting is rendered to such tenant after year end, and any such amounts are payable on account of a period of time prior to March 1, 1997 (other than those from any tenant who is more than 60 days delinquent in payment of rent at the Closing or from any tenant listed in clause (B) above), FWRLP shall pay over to Contributor Contributor`s pro rata share thereof (less a pro rata share of any cost of collection or bad debts) within fifteen (15) days of receipt by FWRLP, but only if and to the extent received by FWRLP.

                           (iv) Debt  Service on FNBM Loan.  If the FNBM Loan is
                  not repaid at Closing, the amount of interest payable under the FNBM Loan from and after March 1, 1997 shall be paid by FWRLP or shall otherwise be apportioned in favor of the Contributor at Closing.

                           (v)      Cash Bonds.  FWRLP will credit to
                  Contributor the amount of $5,172.12 at Closing, as replacement for the Cash Bonds.

                           (vi) Miscellaneous. All other charges and fees customarily prorated and adjusted in sales transactions of operating properties, including utilities, insurance premiums and charges for Service Contracts, shall be prorated as of March 1, 1997. In the event that accurate prorations and other adjustments cannot be made at Closing because current bills are not obtainable or the amount to be adjusted is not yet ascertainable (as, for example, in the case of utility bills) the parties shall prorate on the best available information, subject to further adjustment promptly upon receipt of the final bill or upon completion of final computations. Any adjustment which requires a payment by Contributor to FWRLP shall be paid in accordance with Section 18(e). Contributor agrees that an appropriate amount in respect of water consumption charges may be held in escrow by the Title Company in connection with its issuance of a title insurance policy to FWRLP as of March 1, 1997. Contributor shall use its best efforts to have all utility meters read on March 1, 1997 so as to accurately determine its share of current utility bills.

         12. Risk of Loss. The risk of loss or damage to the Property by fire or other casualty shall be borne by Contributor until Closing, provided that Closing under this Agreement in fact occurs. If prior to Closing (i) condemnation proceedings are commenced against all or any material portion of the Property, or (ii) if the Property is damaged by fire or other casualty to the extent that the cost of repairing such damage shall be Two Hundred Thousand Dollars ($200,000.00) or more, or (iii) if the Property is damaged by an uninsured risk; or (iv) if the Property becomes subject to litigation which may deprive FWRLP of any material benefit to which it would become entitled pursuant to this Agreement, then FWRLP shall have the right, upon notice in writing to the Contributor delivered within thirty (30) days after actual notice of such condemnation or fire or other casualty or litigation, and in all events prior to the Closing Date to terminate this Agreement, and thereupon the parties shall be released and discharged from any further obligations to each other and the Deposit shall be refunded to FWRLP. If FWRLP fails to send such notice within such 30-day period (time being of the essence) FWRLP shall be deemed to have elected not to terminate this Agreement. If FWRLP does not elect to terminate this Agreement or in the event of fire or other casualty not giving rise to a right to terminate this Agreement by FWRLP, FWRLP shall be entitled to an assignment of all of Contributor`s share of the proceeds of fire or other casualty insurance and rent insurance proceeds payable with respect to the period after Closing or of the condemnation award, as the case may be, and Contributor shall have no obligation to repair or restore the Property; provided, however, that the Unit portion of the Consideration shall be reduced by an amount equal to the sum of (a) the "deductible" applied by the Contributor's insurance policy, or (b) if the Contributor is self-insured, the cost of repairing such damage. If FWRLP does not elect to terminate this Agreement as aforesaid, FWRLP shall have the right to participate in the negotiation and settlement of any casualty or condemnation-related claim.

         13.      Inspection of Property.

                  (a) FWRLP's Right of Inspection. FWRLP shall have the right, at its own risk, cost and expense, at any time or times prior to Closing, to enter, or cause its agents or representatives to enter, upon the Property for the purpose of making surveys, or any tests, investigations and/or studies relating to the Property which FWRLP deems appropriate, in its sole discretion, during reasonable hours and upon reasonable notice to Contributor. FWRLP shall further have complete access to all documentation, agreements and other information in the possession of Contributor related to the ownership, use and operation of the Property, to the extent it is readily available to Contributor, and shall have the right to make copies of same. FWRLP agrees to repair any damage to the Property that may be caused by its inspections and to indemnify and defend Contributor and hold Contributor harmless against any injury, loss or damage suffered upon the Property as a result of such inspections.

                  (b) Feasibility Period. Any other provisions of this Agreement to the contrary notwithstanding, FWRLP may cause at FWRLP's sole cost and expense, such boring, engineering, economic, water, sanitary and storm sewer, utilities, topographic, structural, environmental and other tests, investigations, market studies and other studies as FWRLP shall elect. In the event that any of such tests, investigations and/or studies indicate, in FWRLP's sole discretion, that FWRLP's plans for the Property would not be feasible, then FWRLP shall have the right, at its sole election on or before the date which is thirty (30) days after the Acceptance Date (such period herein referred to as the "Feasibility Period"), to terminate this Agreement by giving written notice thereof to Contributor, in which event this Agreement shall terminate, the Deposit shall be returned to FWRLP and neither party shall have any further liabilities or obligations to each other.

                  FWRLP agrees to use all reasonable and diligent efforts to minimize disruption to business operations within the Property during the course of any entries thereupon. In addition, in making any entries onto the Property, or otherwise conducting its due diligence activities pursuant to this Agreement:
(i) FWRLP agrees to notify Contributor prior to making any entry onto the Property which is not within the scope of the ordinary property management functions of its affiliate property management company; (ii) FWRLP shall obtain and maintain commercial general liability insurance, covering FWRLP with respect to any third party claims for injury or damage to property, and injury or death to persons, occurring during the course of any entry by FWRLP or its employees, agents, contractors and/or representatives upon the Property; (iii) all entries by FWRLP shall be conducted, to the extent possible, at times calculated to minimize disruption to shopping center operations; (iv) all such entries shall be made at FWRLP 's sole risk and expense; (v) any intrusive testing by FWRLP (such as soil borings, and the like) shall be subject to the Contributor's reasonable consent; (vi) in the event FWRLP elects to terminate this Agreement prior to the expiration of the

Feasibility Period, or does not consummate Closing thereafter, FWRLP agrees to return to the Contributor, upon the termination of this Agreement, all written reports, studies, title materials, surveys, environmental reports, as well as all copies of documents theretofore delivered to FWRLP in connection with its due diligence activities, with no charge to the Contributor; and (vii) FWRLP agrees that the election by FWRLP not to terminate this Agreement pursuant to this Section 13, whether deemed or otherwise, shall constitute FWRLP 's acceptance, as exceptions to title, of all matters of record as of the Acceptance Date.

                  (c) Audit. Contributor hereby agrees to allow books and records related to the Property to be audited (at FWRLP's sole expense) by an independent, certified public accounting firm selected by FWRLP, and Contributor will cooperate and cause its employees and other agents to cooperate in such auditing process. FWRLP shall provide Contributor with prior notice of such audit.

                  (d) FWRLP acknowledges that all records and information received by it pursuant to this Agreement relating to the Property constitutes proprietary and sensitive business information of the Contributor, and FWRLP accordingly agrees to keep all such information confidential, and not to disclose any such information to any third parties except (A) to its affiliates and their employees, attorneys, financial advisors, lenders accountants and auditors and other consultants, (B) pursuant to compulsion by due process of law, (C) in connection with the resolution of any dispute between FWRLP and the Contributor, or (D) if such information was obtained, or is otherwise available, in the public domain or from other sources.

         14.      Indemnifications.

                  (a) Indemnification by Contributor. Subject to Section 5(ii), the Contributor hereby indemnifies and agree to defend and hold harmless FWRLP and its partners and subsidiaries and any officer, director, employee, agent of any of them, and their respective successors and assigns from and against any and all claims, expenses, costs, damages, losses and liabilities (including reasonable attorneys' fees) which may at any time be asserted against or suffered by any indemnitee, the Property, or any part thereof, whether before or after Closing, as a result of, on account of or arising from (a) any breach of any covenant, representation, warranty or agreement on the part of the Contributor made herein or in any instrument or document delivered pursuant to this Agreement, and/or (b) any claim relating to or arising out of any contract, agreement or other obligation to which the Company was a party or any claim relating to any encumbrance or other occurrence prior to Closing, (exclusive of the documents evidencing the FNBM Loan) provided (and solely to the extent) such claim is derived from an occurrence or breach which took place prior to Closing, and solely to the extent such claim is not within the scope of any insurance and/or indemnity agreement in favor of FWRLP (and FWRLP will look to any such insurance and /or indemnity agreement(s) in connection with any such insured or indemnified claims to the extent actually covered by such insurance and/or indemnity agreement). Notwithstanding any other provision of this Agreement to the contrary, the liability of the Contributor, or its Members, to

FWRLP and its successors and assigns with respect to or arising out of this Agreement, any indemnities set forth herein, any documents delivered pursuant hereto, and/or any of the transactions contemplated herein, shall be limited to the right, title and interest of Contributor or the Members in the Units issued to the Contributor (or its Members) pursuant to Section 2 of this Agreement, and such liability shall be satisfied solely out of the sale or redemption of such Units by FWRLP in levy upon or set off against the right, title and interest of the Contributor (or its Members) therein, and in any distributions payable pursuant thereto, except and solely to the extent the Units so issued have been exchanged by the Contributor (or its Members) for REIT Shares or sold or otherwise transferred by the Contributor (or its Members), in which event such liability may be satisfied out of any assets of the Contributor or the Members, subject to a maximum limitation of liability equal to the market value of the Units (i.e., the number of Units multiplied by the closing price on the NYSE of the respective Common Stock or Preferred Stock into which the Units are exchangeable) issued to such Contributor (or its Members) as of Closing. Any indemnification of FWRLP by the Contributor or its Members shall survive Closing for a period of three (3) years (other than indemnification for breach of the securities representations set forth in Section 5(i)(r) hereof which shall survive Closing without limitation and other than indemnification for breach of other representations or warranties pursuant to clause (a) of the first sentence of this Section 14(a) which are subject to a limited survival period under this Agreement (Section 5 (ii) (f)), in which case the survival of such indemnification shall be limited to the survival period, if any, of such representation or warranty).

                  (b) Indemnification by FWRLP and the Company. FWRLP hereby indemnifies and agrees to defend and hold harmless Contributor and its Members and their successors and assigns from and against any and all claims, expenses, costs, damages, losses and liabilities (including reasonable attorneys' fees) which may at any time be asserted against or suffered by Contributor or its Members as a result of, on account of or arising from (a) any breach of any covenant, representation, warranty or agreement on the part of FWRLP made herein or in any instrument or document delivered pursuant to this Agreement, and/or
(b) any obligation, claims, suit, liability, contract, agreement, debt or encumbrance or other occurrence created, arising or accruing on and after the Closing and relating to the Property or its operations.

         15. Brokerage Commission. Contributor and FWRLP represent and warrant to each other that no brokerage fee or real estate commission is or shall be due or owing in connection with this transaction, and Contributor and FWRLP hereby indemnify and hold the other harmless from any and all claims of any other broker or agent so claiming based on action or alleged action of the other.

         16.      Default Provisions; Remedies.

                  (a) FWRLP's Default. If FWRLP fails to consummate the Contribution contemplated herein when required to do so pursuant to the provisions hereof, then the Title Company shall deliver the Deposit to Contributor as full and complete liquidated damages, and as the exclusive and sole right and remedy of Contributor, whereupon this Agreement shall terminate and neither party shall have any further obligations or liabilities to any other party. The foregoing notwithstanding,
(i) if FWRLP disputes any certification by the Contributor to the Title Company that the Contributor is entitled to delivery of the Deposit due a default by FWRLP hereunder and if Contributor is the prevailing party in any such dispute, then in addition to recovery of the Deposit due to such default by FWRLP, the Contributor shall also be entitled to recover from FWRLP all reasonable attorneys fees and court costs incurred by the Contributor to enforce its rights and remedies under this Agreement; and (ii) any indemnification of the
Contributor by FWRLP pursuant to this Agreement (such as, but not limited to, FWRLP's indemnity under Section 13(a) hereof), shall survive any such termination of this Agreement and shall not be affected thereby. The foregoing exclusive remedy applies solely to FWRLP's failure to consummate the Contribution contemplated herein, and shall not apply to limit any right or remedy available to the Contributor in the event of FWRLP's violation of its post-closing obligations hereunder, including but not limited to FWRLP's post-closing obligations under Section 14(b) and Section 18 hereof.

                  (b) Contributor`s Default. Except for any breaches waived in writing by FWRLP, if Contributor has breached any of its covenants or obligations under this Agreement or have failed, refused or are unable to consummate the Contribution contemplated herein by the Closing Date or if any of the representations and warranties made by Contributor under this Agreement shall be inaccurate or incorrect, then FWRLP shall be entitled as its sole and exclusive remedy to (i) (A) waive such breach, default or failure and proceed to Closing, (B) terminate this Agreement and obtain the return of the Deposit, or
(C) pursue an action for specific performance, or (ii) extend the Closing for such reasonable time or times (not to exceed 3 months) as may be necessary in order to enable Contributor to remedy such breach, default or failure, and if not so remedied by the end of such extension period (if FWRLP elects such extension), FWRLP shall have the choice of remedies set forth in clause (i) above. In the event that FWRLP elects to pursue an action for specific performance and FWRLP prevails in such action, in addition to any relief awarded to FWRLP, Contributor shall be obligated to pay all reasonable legal fees, costs and expenses incurred by FWRLP. The foregoing exclusive remedy applies solely to Contributor`s failure to consummate the Contribution contemplated herein, and shall not apply to limit any right or remedy available to FWRLP in the event of Contributor`s violation of its post-closing obligations hereunder, including but not limited to Contributor`s post-closing obligations under Section 14(a) and
Section 18 hereof.

         17.      Registration Rights.

                   Contributor, the Members and the REIT hereby agree to execute at Closing the Registration Rights Agreement attached hereto as Exhibit N.

         18.      Guaranty.

                  (a)      Rent Guaranty.

                            (i) Term of Guaranty. The period from Closing through February 28, 2000 is defined as the "Rent Guaranty Period." Subject to the limitation specified in Section 18(a)(iv) below, Contributor and its Members hereby (severally, as described in Section 18(c), below) guarantee to FWRLP (the "Rent Guaranty") during the Rent Guaranty Period the payment of the amount of any monthly deficiency or difference (the "Rent Deficiency") between (A) the aggregate Rent (as defined below) due and payable for each month (or portion thereof) with respect to the Tenant Space (defined as those spaces described in Exhibit K hereto) less $34,000 as an overall annual vacancy factor, and (B) the aggregate amount of such Rent actually received by FWRLP with respect to such Tenant Space.

                           (ii) Computation of Rent. "Rent", as used herein, shall be computed on a triple-net basis and as to the Tenant Space described in Exhibit K shall consist of the sum of:

                                    (A) a  monthly  base  rent  for  the  Tenant
                           Space, derived from the annual base rents specified in Exhibit K; plus,

                                    (B) a pro rata share for the  Tenant  Spaces
                           which are vacant as of Closing of all estimated taxes, insurance and common area maintenance expenses of the Property, including but not limited to management fees calculated at a rate of 5% of gross rents, and other incidental costs of managing the Property. Such operating expenses are currently estimated to be approximately Three and 00/100 Dollars ($3.00) per square foot of rentable area per year; plus,

                                    (C) a pro rata share for the  Tenant  Spaces
                           which were leased as of Closing of all estimated taxes, insurance and common area maintenance expenses of the Property, including but not limited to management fees and other incidental costs of managing the Property, but only to the extent such amounts are recoverable under the terms of the leases executed with respect to such spaces as of Closing.

                           (iii) Records Regarding Rent Guaranty. FWRLP shall provide Contributor with quarterly accounting of rent collection on the Tenant Space.

                           (iv)  Limitation  of  Liability.   Anything  in  this
                  Section 18(a) to the contrary notwithstanding, (A) the Rent Guaranty obligation for the first year of the Rent Guaranty Period shall be limited to a maximum aggregate amount equal to the product of $1.95 times the total number of Common Units to be issued to Contributor (or its Members) hereunder (prior to any election to receive Preferred Units in place of Common Units), (B) the Rent Guaranty obligation for the second year of the Rent Guaranty Period shall be limited to a maximum aggregate amount equal to 75% of the product of $1.95 times the total number of Common Units to be issued to Contributor (or its Members) hereunder (prior to any election to receive Preferred Units in place of Common Units), and (C) the Rent Guaranty obligation for the third year of the Rent Guaranty Period shall be limited to a maximum aggregate amount equal to 50% of the product of $1.95 times the total number of Common Units to be issued to Contributor (or its Members) hereunder (prior to any election to receive Preferred Units in place of Common Units).

                            (v) Leasing and Collection Efforts.  FWRLP shall use
                  reasonable and diligent efforts to lease the Tenant Space on terms and conditions acceptable to FWRLP, and to collect Rent from all tenants within the Tenant Space on a timely basis. In the event that Contributor or any of its Members procures a bona fide, creditworthy tenant for any Tenant Space whose proposed use of the Tenant Space is compatible with the other tenants at the Property in FWRLP's sole but reasonable judgement and such tenant has entered into a bona fide letter of intent for such Tenant Space with a base rent (on a triple net basis) equal to or greater than the base rent set forth for such Tenant Space in Exhibit K hereto, but FWRLP rejects such tenant, then the Rent Guaranty with respect to such Tenant Space shall terminate until such time that any subsequent tenant of such Tenant Space ceases paying rent therefor during the Rent Guaranty Period; provided, however, that if the proposed base rent payable by such bona fide tenant is not more than five percent (5%) less than the base rent set forth for such Tenant Space in Exhibit K hereto, then the Rent Guaranty with respect to such Tenant Space shall not terminate, but rather Contributor shall be deemed to receive a credit against the Rent Guaranty with respect to the rent otherwise due and payable for such Tenant Space as set forth in Exhibit K until a subsequent tenant of such Tenant Space ceases to pay rent therefor.

                           (vi) In the event that FWRLP leases the Pad Site, the
                  Rent Guaranty set forth in this Section 18, shall include a guarantee of net rent (i.e., net of leasing commissions in excess of $30,000, tenant improvements and/or allowances, etc.) for the Pad Site of $50,000 per annum (or $4,166.67 per month) commencing on the issuance of the Units to Contributor pursuant to Section 2(a)(ii)(B) herein and ending on February 28, 2000. In the event that Contributor or any of its Members procures a bona fide, creditworthy tenant for the Pad Site whose proposed use of the Pad Site is compatible with the other tenants at the Property in FWRLP's sole but reasonable judgment and such proposed tenant enters into a bona fide letter of intent to lease such Pad Site and either (i) such Tenant enters into a Ground Lease on terms acceptable to FWRLP which produces a net effective annual base rent of at least $50,000 per annum, or (ii) such Tenant enters into a Lease of the Pad Site which requires FWRLP to construct the building thereon at FWRLP's expense and the net effective annual base rent is at least the sum of $50,000 plus 12.5% times the aggregate cost of constructing the building on the Pad Site (hard and soft costs), but FWRLP rejects such tenant, then the Rent Guaranty with respect to the Pad Site only shall terminate. In addition, upon any bona fide sale of the Pad Site by FWRLP to a third party, then the Rent Guaranty with respect to the Pad Site only shall terminate upon the closing of such sale.

                  (b)      Fit-Up/Leasing Guaranty.

                            (i) Reimbursement. Contributor and its Members shall
                  (severally, as described in Section 18(c), below) reimburse FWRLP (A) up to $5.00 per square foot [on a rolling average basis, (e.g., if a lease for 2,000 square feet provides for a $3.00 per square foot tenant improvement allowance, then another lease for 2,000 square feet may provide for up to $7.00 per square foot tenant improvement allowance, etc.)] for any costs, expenses or allowances incurred by FWRLP in connection with tenant improvements or tenant allowances funded by FWRLP pursuant to any leases for the Tenant Space executed during the Rent Guaranty Period, and (B) leasing commissions and fees in an amount of up to 3% of the aggregate value of the base rent (up to FWRLP's pro forma base rent for such Tenant Space) payable under new leases (up to a maximum term of 5 years) payable by FWRLP pursuant to any leases for the Tenant Space executed during the Rent Guaranty Period.

                           (ii) Certain  Statements from Operating  Partnership.
                  When FWRLP is due to pay any such costs, expenses or allowances or leasing commissions or fees described in Section 18(b)(i) above, FWRLP shall present the Contributors and its Members with a statement setting forth the costs, expenses or allowances incurred by FWRLP in connection with such tenant improvements or tenant allowances funded by FWRLP and/or leasing commissions.

                           (iii)  Final  Payments.   If  any  Tenant  Space  was
                  occupied as of Closing, or at any point during the Rental Guaranty Period and such space is vacant at the expiration of the Rent Guaranty Period, then Contributor and its Members shall pay to FWRLP, pursuant to Section 18(e), an amount equal to: (i) $5.00 per square foot for such vacant

                  Tenant Space, plus (ii) 3% of the aggregate value of a 5-year lease on such vacant Tenant Space assuming an annual rental rate for each such space set forth under Year 3 on Exhibit K hereto.

                           (iv) Quarterly Accounting. FWRLP shall provide Contributor with a quarterly accounting of all amounts payable to FWRLP pursuant to this Agreement with respect to the Tenant Space (space by space), and such amounts shall be reimbursed to FWRLP pursuant to Section 18(e) herein.

                  (c)      Collection of Guarantied Amounts.

                           (i)      [Intentionally Omitted]

                           (ii) Units. In connection with the obligations of the
                  Contributor (and its Members)  pursuant to Sections 18 (a) and
                  (b) above, Contributor and its Members hereby absolutely assign to FWRLP the distributions/dividends payable to
                  Contributor and its Members by FWRLP with respect to Contributor`s and its Members' Units. Recourse for Contributor`s and its Members' liability pursuant to this Agreement may be taken against such distributions/dividends, provided, however, if the Units are reduced pursuant to the exercise of the exchange rights contemplated hereby or otherwise, then Contributor and its Members shall deliver to FWRLP cash or an irrevocable and unconditional letter of credit (in form and from a financial institution reasonably acceptable to FWRLP) in an amount of (i) $5.86 per Common Unit reduced and $7.32 per Preferred Unit reduced, if such reduction occurs during the first year after Closing, (ii) $3.90 per Common Unit reduced and $4.88 per Preferred Unit reduced, if such reduction occurs during the second year after Closing, and (iii) $1.95 per Common Unit reduced and $2.44 per Preferred Unit reduced, if such reduction occurs during the third year after Closing, to be held in escrow by FWRLP to secure the Rent Guaranty and Fit- Up/Leasing Guaranty of Contributor and its Members hereunder. FWRLP shall place any escrow in an interest-bearing account at a federally-insured institution reasonably acceptable to Contributor within three
                  (3) days after receipt thereof, and interest thereon shall become part of the escrow for all purposes herein. Contributor and its Members authorize FWRLP and its agents to pay directly to FWRLP from such distributions/dividends or escrow all amounts payable by Contributor and its Members to FWRLP pursuant to this Section 18 or as otherwise provided for in this Agreement. If the amount in any cash escrow established under Section 18(b)(i) with respect to fit-up and commissions for Tenant Space which was vacant as of the Closing Date exceeds the maximum unfunded liability of the Contributor and its Members with respect to such vacant space under Section 18(b)(i), FWRLP shall distribute the excess amount to the Contributor (the calculation for which shall be made when the last such vacant space is leased or at the expiration of the Guaranty Period). If current distributions from FWRLP exceed the amounts then payable by Contributor and its Members to FWRLP, then the excess will be paid to Contributor and its Members. If current distributions from FWRLP are less than the amounts then payable by Contributor and its Members to FWRLP, then such current distributions shall be paid in their entirety to FWRLP and payment of the remainder of the amounts payable by Contributor and its Members to FWRLP shall be deferred until the subsequent distribution(s). All guaranty payments due from the Contributor and its Members under Sections 18(a) and 18(b), above, shall be collected solely by impounding or setting off against distributions/dividends payable with respect to the Units to be issued to the Contributor (or its Members) under this Agreement (or from the cash escrow established under this Section 18(c) with respect to such Contributor or its Members who exercised the exchange rights contemplated hereby and by the Partnership Agreement of FWRLP), and such collection shall be effected solely on a pro rata basis against the Contributor's or its Member's distributions or escrow (so that the foregoing guaranties will, in effect, be "several" (and not joint) guaranties by each Member of the Contributor for his, her or its pro rata share of the total guaranty obligation of the Contributor and its Members' under this Section 18). The Contributor and each of its Members authorizes FWRLP to exercise such pro rata right of collection against such Contributor's and its Members' distributions/dividends and/or cash escrows under circumstances where FWRLP is entitled to payment of sums from the Contributor under the Guaranties set forth in Sections 18(a) and 18(b), above or as otherwise provided for in this Agreement. To the extent that a tenant of a Tenant Space forfeits a security deposit, the same shall be applied by FWRLP to rent in arrears before impounding or collecting against the Contributor's (or its Members) Unit distributions or escrow on account of such rent in arrears. If an amount is paid to FWRLP because a tenant(s) occupying a Tenant Space does not pay its Rent when due, and FWRLP subsequently collects such unpaid Rent from the tenant, then such Rent collected from such tenant shall be paid to Contributor on a quarterly basis to the extent of such amount previously paid to FWRLP. Contributor and its Members shall not be precluded from making a claim against FWRLP with respect to any incorrect amount paid to FWRLP pursuant to this Agreement. Notwithstanding the foregoing, if the Units are issued to the Members, then the obligations under this Section 18 of "Contributors and (or) its Members" shall mean the Members.

                  (d) Suspension. In the event that the Shelf Registration Statement to be filed with the SEC pursuant to the Registration Rights Agreement attached hereto as Exhibit N is not declared effective by the SEC within nineteen (19) months after the Closing Date (with respect to the Units issued pursuant to Section 2(a)(ii)(A)) and the Second Issuance Date (with respect to the Units issued pursuant to Section 2(a)(ii)(B)), then the Rent Guaranty and the Fit-Up/Leasing Guaranty set forth in Sections 18(a) and 18(b), above, respectively, shall be suspended for the period commencing on the first day of the twentieth (20th) month after the Closing Date and terminating on the date that the Shelf Registration Statement is declared effective by the SEC. Upon the date the SEC declares the Shelf Registration Statement to be effective, the Rental Guaranty and the Fit-Up Leasing Guaranty shall be reinstated, but FWRLP shall not have any retroactive claim for recapture of amounts which otherwise would have been due thereunder with respect to the suspension period.

                  (e) Notwithstanding anything to the contrary contained herein, any amounts that are payable by Contributor and/or its Members to FWRLP under this Agreement after Closing under Sections 5(i)(s), 11, 18(a) and (b) or 21 shall be reimbursed to FWRLP solely by impounding or setting off against distributions/ dividends next payable with respect to the Units issued to the Contributor or its Members under this Agreement (and/or from the cash escrow established under Section 18(c)). Any amounts which are not paid from a distribution/dividend shall be carried forward and shall be paid from the next following distributions/dividends (and/or from the cash escrow), and any such amount carried forward shall bear interest at the rate of nine percent (9%) per annum, which interest shall be paid from the next following distributions/dividends (and/or from the cash escrow). Any payment obligations which remain outstanding at the time of reduction of the Units pursuant to the exercise by Contributor or its Members of their exchange rights contemplated hereby or otherwise, shall be paid to FWRLP by Contributor and its Members in cash at such time.

         19.      Miscellaneous Provisions.

                  (a) Completeness and Modification. This Agreement (together with Exhibits A to S attached hereto) with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. This Agreement shall not be modified or amended except by an instrument in writing signed by all of the parties hereto.

                  (b) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

                  (c) Assignment. This Agreement shall not be assignable by FWRLP without the consent of Contributor, provided that this Agreement may be assigned without Contributor's consent to an entity controlled by, controlling or under common control with FWRLP. This Agreement shall not be assignable by Contributor provided nothing herein shall preclude transfer of any membership interests in the Company prior to Closing, as long as all transferees are bound hereby.

                  (d) Waiver; Modification. Failure by FWRLP or Contributor to insist upon or enforce any of its rights hereto shall not constitute a waiver or modification thereof.

                  (e) Governing Law. This Agreement shall be governed by and construed under the laws of the State of Virginia.

                  (f) Headings. The headings are herein used for convenience or reference only and shall not be deemed to vary the content of this Agreement or the covenants, agreements, representations and warranties herein set forth, or the scope of any provision hereof.

                  (g) Continuing Documentation and Access. From and after Closing, Contributor shall afford FWRLP reasonable access to any and all information in its possession concerning the ownership, use and operation of the Property (including the right to copy same at the expense of FWRLP) for purposes of any tax examination or audit or other similar purpose, subject to the agreements of FWRLP concerning confidentiality set forth herein.

                  (h) Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement.

                  (i) Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered by hand or mailed by first-class registered or certified mail, return receipt requested, postage prepaid or delivered by commercial courier, telecopy or overnight courier (e.g., Federal Express) against receipt, to the addresses indicated below:

                           (i)      if to FWRLP:

                                    First Washington Realty Limited Partnership
                        4350 East-West Highway, Suite 400
                               Bethesda, MD 20814
                             Attn: William J. Wolfe
                                            Jeffrey S. Distenfeld, Esq.
                                    Telecopy:  (301) 907-4911

                          (ii)      if to Contributors or its Members:

                                    Mr. Brian G. McElwee
                        c/o Valley Forge Investment Corp.
                          120 S. Warner Road, Suite 200
                            King of Prussia, PA 19406
                            Telecopy: (610) 254-0666

                                    and

                                    Jay Donegan
                                    8500 Leesburg Pike, Suite 403
                                    Vienna, VA 22182
                                    Telecopy:   (703) 506-1721

Such notice shall be deemed given on the date of receipt by the addressee or the date receipt would have been effectuated if delivery were not refused. Each party may designate a new address by written notice to the other in accordance with this Paragraph 19(i).

                  (j) Further Assurances. Contributor and FWRLP agree to execute, acknowledge and deliver any further agreements, documents or instruments that are reasonably necessary or desirable to carry out the transactions contemplated by this Agreement.

                  (k) Business Days. A "business day" shall be Mondays through Fridays, less and expecting all legal holidays observed by the United States Government or the Government of the State of Maryland. Any date specified in this Agreement which does not fall on a business day shall be automatically extended until the first business day after such date.

         20.      Additional Provisions.

                  (a) Approvals and Consents. In the event that any provision of this Agreement subjects the action or inaction of any party hereto to the consent or approval of the other party, the parties agree that such consent or approval shall not be unreasonably withheld, conditioned or delayed (unless specifically provided to the contrary in the applicable provision).

                  (b) Time of the Essence. Time is of the essence of all provisions of this Agreement.

                  (c) Effect of Termination. Upon any termination of this Agreement, and irrespective of the cause thereof, all rights of entry provided for hereunder, and all provisions limiting the actions of the Contributor to the consent of FWRLP shall immediately cease and terminate.

                  (d) Severability. All provisions of this Agreement shall be valid and enforceable to the fullest extent permissible by law; and in the event any provision (or part) of this Agreement shall be held to be void, invalid or unenforceable for any reason, then the same shall not affect the validity or enforceability of the remaining provisions of this Agreement, which shall continue in full force and effect as if the void, invalid or unenforceable provision (or part) were deleted herefrom.

                  (e) Attorney's Fees for Breach of Post-Closing Obligations. In the event any legal action is brought by a party hereto due to any breach of the post-closing obligations of the parties hereto, the non-breaching party shall be entitled to recover from the breaching party, in addition to any damages recoverable by virtue of such breach, the non-breaching party's reasonable attorneys fees and court costs, if the non- breaching party is the prevailing party in such legal action.

         21.      Post Closing Work.

                  (a) Contributor hereby agrees that, unless otherwise agreed pursuant to Section 2(f) below, the Property work set forth on Exhibit P hereto (the "Post-Closing Work") shall be completed by Contributor, at Contributor`s sole cost and expense, after Closing and in a diligent and good and workmanlike manner, lien free, and in accordance with all Loudoun County approved plans and specifications and other applicable laws, rules and regulations. Notwithstanding the foregoing, all of the Post- Closing Work shall be completed with all due diligence, but in no event later than six (6) months after Closing, unless required to be completed sooner under the requirements of any governmental agency or body. If the Post-Closing Work is not completed within the time period set forth above, then FWRLP shall have the right, but not the obligation, to complete the Post-Closing Work and Contributor shall reimburse FWRLP for all reasonable costs paid by FWRLP in accordance with Section 18(e) herein. In addition, if the cost of the monument sign for the Property exceeds $25,000, then Contributor (or its Members) shall reimburse FWRLP for one-half (1/2) of the cost of such monument sign in excess of $25,000.00, and such payment shall be made to FWRLP in accordance with Section 18(e) herein. The obligations set forth in this Section 21 shall survive Closing without limitation.

                  (b) To the extent any of the items listed on Exhibit P are covered or indemnified against under the terms of any applicable warranty and/or contractual rights in favor of the Contributor which have been properly assigned to FWRLP, FWRLP agrees to enforce such warranty and/or contractual rights upon the request of the Contributor (and the Contributor agrees to coordinate with FWRLP's property manager, at no out-of-pocket expense to FWRLP, the actions necessary to bring about the enforcement of such warranty rights and the completion of all such items).

                  (c) Except as otherwise agreed pursuant to Section 2(f) above, all costs expended by FWRLP pursuant to this Section 21 shall be paid by the Contributor to FWRLP pursuant to Section 18(e) herein.

                  (d)      The obligations and covenants set forth in this
Section 21 shall survive Closing without limitation.

         IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement as of the day and year first written above.

                                 FWRLP:

                                 FIRST WASHINGTON REALTY
                                 LIMITED PARTNERSHIP

                                 By:      First Washington Realty Trust, Inc.,
WITNESS:                                  Its general partner

                                 By:             /s/
                                    William J. Wolfe
                                    President

                                 Date of execution:  March 19, 1997

WITNESSES:                       CONTRIBUTOR:

                                 ASHBURN FARMS VILLAGE
                                 CENTER, L.L.C.

                                 By:              /s/
                                    Brian G. McElwee
                                    Managing Member

         The undersigned Members join herein solely for the purpose of making the representations, warranties and covenants contained in Sections 2(e), 5(i)(r), 5(i)(s), 11(c)(B), 14(a), 18 and 21 hereof.
                                                              MEMBERS:

                                                                       /s/
                                                              BRIAN G. McELWEE

                                                                      /s/
                                                              RICHARD W. IRELAND

                                                                     /s/
                                                              STUART H. MALONE

                                                                     /s/
                                                              JOHN H. DONEGAN

                                                                    /s/
                                                              JOE M. THOMSON

         First Washington Realty Trust, Inc. joins herein solely for the purpos of making the covenants contained in Sections 17 hereof.

WITNESS:                                FIRST WASHINGTON REALTY TRUST, INC.


                                        By:               /s/
                                           William J. Wolfe
                                           President

                                        Date of execution: March 19, 1997



F:\DATA\WPDOC\DUKE\JBLUM\FORMS\ASHBURN.AGT

                          ACKNOWLEDGE BY TITLE COMPANY


         The undersigned Title Company executes this Contribution Agreement solely to acknowledge receipt of the Deposit pursuant to Paragraph 3 hereof and to evidence its agreement to serve as escrow agent pursuant to the terms of the foregoing Agreement.


                                             FIDELITY NATIONAL TITLE
                                             INSURANCE COMPANY OF
                                             PENNSYLVANIA


                                             By:            /s/
                                                Dennis Ryan



                                             Date:  March 19, 1997

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                                                     LIST OF EXHIBITS



EXHIBIT A.   Legal Description of Land                      Recitals

EXHIBIT A-1. Legal Description of Pad Site                  Section 2(a)(ii)(C)

EXHIBIT A-2. Description of Second Pad Site                 Section 2(e)

EXHIBIT B.   Leases and Rent Schedule                       Section 5(i)(d)

EXHIBIT C.   Service Contracts                              Section 5(i)(e)

EXHIBIT D.   Tax Bills                                      Section 5(i)(f)

EXHIBIT E.   Intentionally Omitted

EXHIBIT F.   Form of Tenant Estoppel                        Section 5(i)(i)

EXHIBIT F-1. Minimum Tenant Estoppels                       Section 8(a)(vii)

EXHIBIT G.   Violations                                     Section 5(i)(c)

EXHIBIT H.   Personal Property                              Section 5(i)(p)

EXHIBIT I.   Confidential Information Statement             Section 5(i)(t)(iv)

EXHIBIT J.   Permitted Exceptions                           Section 8(a)(iii)(B)

EXHIBIT K.   Tenant Space                                   Section 18(a)

EXHIBIT L.   Schedule of Incomplete Work and
             Allowances Due Under Leases                    Section 5(i)(d)(vi)

EXHIBIT M.   Percentage of Units to Members of Contributor  Section 2(a)(iii)

EXHIBIT N.   Registration Rights Agreement                  Section 17(a)

EXHIBIT O.   Contingent Leasing Commissions                 Section 5(i)(q)

EXHIBIT P.   Post Closing Work                              Section 21

EXHIBIT Q.   FNBM Mortgage                                  Section 2(c)

EXHIBIT R.   FNBM Note                                      Section 2(c)

EXHIBIT S.   Development Expenses                           Section 2(f)


        [Contributors to Attach Foregoing at Acceptance of this Agreement]

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